UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 4, 2026

ANI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 Carnegie Center Drive, Suite 300 Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 759-1810

Not Applicable
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ANIP	Nasdaq Stock Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 4, 2026, ANI Pharmaceuticals, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) relating to a 364-day senior bridge facility (the “Facility”), with the lenders named therein and JPMorgan Chase Bank, N.A, as administrative agent. The Facility provides for borrowings up to an aggregate principal amount of $676 million and matures 364 days after the initial day of funding, in each case, as further described in the Credit Agreement. The Credit Agreement was entered into in connection with the Company’s recommended public cash offer for all of the outstanding shares, the convertible loan 2023:1 (the “Convertible”) and the warrants 2023/2033:1 (the “Warrants”) issued by Egetis Therapeutics AB (publ), a public limited liability company organized under the laws of Sweden (“Egetis”), described below in Item 8.01.

The Credit Agreement will initially be unsecured and, upon funding thereunder (if any), will be guaranteed by certain subsidiaries of the Company and secured by substantially all assets of the Company and certain of its subsidiaries (in each case, subject to customary exceptions).

At the Company’s option, loans under the Facility accrue interest at a per annum rate equal to (i) the alternate base rate or (ii) the adjusted term SOFR rate for an interest period of one, three or six months, plus an applicable margin of initially 1.75% in the case of ABR loans and 2.75% in the case of adjusted term SOFR rate loans. In the event that loans are funded under the Credit Agreement, the applicable margin will increase in certain circumstances described in the Credit Agreement. The Facility will be used, directly or indirectly, to finance the Offer, to refinance the Company’s existing term loans under its existing credit agreement and to refinance certain existing indebtedness of Egetis.

The Credit Agreement contains certain events of default customary for credit facilities of this type (with customary grace periods, as applicable), including nonpayment of principal or interest when due; material incorrectness of representations and warranties when made; breach of covenants; bankruptcy and insolvency; unsatisfied ERISA obligations; unstayed material judgment beyond specified periods; and acceleration or payment default of other material indebtedness.

If any events of default occur and are not cured within applicable grace periods or waived, any outstanding loans may be accelerated and the lenders’ commitments may be terminated. The occurrence of a bankruptcy and insolvency event of default will result in the automatic termination of commitments and acceleration of outstanding loans under the Credit Agreement.

Certain of the lenders under the Credit Agreement and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services for the Company, for which they received or will receive customary fees and expenses. The Company and some of its subsidiaries may enter into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

The description above is a summary and is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by Item 2.03 and included under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events

Announcement of public offer to acquire outstanding shares of Egetis

On November 5, 2026, the Company issued press releases in Sweden and the U.S. announcing the Company’s intent to acquire Egetis pursuant to a recommended public cash offer for all of the outstanding shares, the Convertible and the Warrants issued by Egetis (the “Offer”). In the Offer, the Company is offering SEK 11.25 in cash for each share of Egetis, SEK 65,750,817 in cash for the EUR 3 million principal amount of the Convertible and SEK 6.99 in cash per Warrant (representing a total value of approximately SEK 5.6 billion or approximately $559.9 million, calculated utilizing a 30 trading day average USD to SEK exchange rate of 9.9471 as of November 3, 2026). The Board of Directors of Egetis has unanimously recommended that the shareholders of Egetis and the holder of the Convertible and the Warrants accept the Offer and Egetis shareholders representing an aggregate of approximately 42.2% of Egetis’ outstanding shares have provided irrevocable undertakings to accept the Offer, as described below.

The completion of the Offer is subject to certain customary closing conditions for an offer governed by the Swedish Takeover Rules, including holders of at least 90% of the outstanding Egetis shares (on a fully-diluted basis) tendering their shares into the Offer (the “Minimum Tender Condition”) and receipt of all necessary regulatory, governmental or similar clearances, approvals and decisions, including from competition authorities and foreign direct investment authorities. The Company reserves the right to withdraw the Offer in the event it becomes clear that any of the above conditions are not satisfied or cannot be satisfied. Other than with regard to the Minimum Tender Condition, however, such withdrawal will only be permitted if the non-satisfaction of such condition is of material importance to the Company’s acquisition of the shares in Egetis. The Company also reserves the right to waive, in whole or in part, any of the conditions to the Offer, including, with respect to the Minimum Tender Condition, to complete the Offer at a lower level of acceptance.

In the event that the Company, in connection with the Offer or otherwise, becomes the owner of more than 90% of the outstanding shares in Egetis on a fully diluted basis, excluding 25,863,043 Class C shares held by Egetis, the Company intends to call for compulsory redemption in accordance with the Swedish Companies Act to acquire all outstanding shares in Egetis and promote a delisting of the shares in Egetis from Nasdaq Stockholm.

Irrevocable Undertakings to Accept the Offer

As described above, Egetis shareholders representing an aggregate of 42.2% of Egetis’ outstanding shares, have provided irrevocable undertakings to accept the Offer and, among other things, (i) not to sell, transfer, encumber, grant any option or other right over or otherwise deal with or dispose any of their respective Egetis shares, or any interest in any of the shares, except to the Company pursuant to the Offer, (ii) not to accept any other offer in respect of shares in Egetis, except in certain circumstances described in the undertakings, (iii) not to make any public offer for or purchase any securities in Egetis, (iv) not to take any action or make any statement which may be prejudicial to the success of the Offer, (v) not to solicit, encourage, initiate or otherwise actively facilitate any offer by a third party to acquire any or all of the Egetis shares, and (vi) not to enter into any agreement or arrangement to do any of (i) – (v). These undertakings are conditional upon no other party announcing a competing offer at a price that is more than 5% higher than the Offer, which the Company decides not to match (i.e., the Company does not offer a price that equals or exceeds the price in the competing offer) within ten (10) business days. The undertakings will terminate if the Offer is not declared unconditional on or before March 31, 2027 or the Offer is withdrawn or lapses.

The form of the irrevocable undertaking executed by certain Egetis shareholders is attached to this report as Exhibit 99.1.

The Company provided supplemental information regarding the Offer in connection with a presentation to analysts and investors in a conference call held on November 5, 2026. Copies of the Company’s press releases announcing the Offer, which provide additional details on the terms of the Offer, and the Egetis press release announcing its Board of Directors’ unanimous recommendation are filed herewith as Exhibits 99.2, 99.3, and 99.4.

No Offer or Solicitation

This document is provided for informational purposes only and does not constitute an offer to sell, or an invitation to subscribe for, purchase or exchange, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law.

Item 9.01 Exhibits

(d) Exhibits

Exhibit No.	Description
10.1*	Credit Agreement, dated as of November 4, 2026, among ANI Pharmaceuticals, Inc., JPMorgan Chase Bank, N.A., as administrative agent, and other financial institutions as lenders
99.1	Form of Irrevocable Undertaking
99.2	Press Release of ANI Pharmaceuticals, Inc., dated November 5, 2026
99.3	Offer Announcement of ANI Pharmaceuticals, Inc., dated November 5, 2026
99.4	Press Release of Egetis Therapeutics AB (publ), dated November 5, 2026
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

*	Certain schedules and certain exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2026	ANI PHARMACEUTICALS, INC.

	By:	/s/ Stephen P. Carey
	Name:	Stephen P. Carey
	Title:	Senior Vice President Finance and Chief Financial Officer